Exhibit 20.1

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170250727-43
Certificate of Change Pursuant	/s/ Barbara K. Cegavske	Filing Date and Time
to NRS 78.209	Barbara K. Cegavske	06/08/2017 3:50 PM
	Secretary of State	Entity Number
	State of Nevada	E0627462009-4

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of Corporation:

Blue Water Petroleum Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 Shares of Common Stock, par value $0.0001

100,000,000 Shares of Preferred Stock, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 Shares of Common Stock, par value $0.0001

100,000,000 Shares of Preferred Stock, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued shares of the same class or series:

Common Stock: In accordance with a reverse split of 1 for 20, 2,557,750 shares of common stock, par value $0.0001 per share, will be issued pursuant to the cancellation of 48,597,250 shares of common stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any Fractional Interest will be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional)          Date:                             Time:

8. Signature:

/s/ Thomas Hynes	CEO/Director
Signature of Officer	Title